CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-149535 on Form N-2 of our report dated January 25, 2008, relating to the financial statements and financial highlights of Boulder Growth and Income Fund, Inc. appearing in the Annual Report on Form N-CSR for the year ended November 30, 2007, and to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are both parts of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
May 8, 2008